USA TRUCK®

It begins with *you.*℠



1st Quarter 2014 Earnings Call Presentation

April 30, 2014

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Safe Harbor Statement

Financial information in this presentation is preliminary and based upon information available to the Company as of the date of this presentation. As such, this information remains subject to the completion of normal quarter-end closing and interim review procedures, which could result in changes, some of which could be material, to the preliminary information provided in this presentation.

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "goals," "intends," "may," "will," "should," "could," "potential," "continue," "future" and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ materially from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this presentation might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the "Company," "we," "us," "our" and words of similar import refer to USA Truck, Inc. and its subsidiary.

Q1 Consolidated Results

- Consolidated base revenue grew $12.7 million, or 12.1%
- Consolidated OR improved 170 bps to 100.9%
- Adjusted EBITDA grew 27.1%; Adjusted EBITDA margin increased to 7.1%
- Severe weather conditions hampered trucking operations
- Record asset-light SCS results
  - Base revenue contribution increased from 23.9% to 31.8%
  - 96 of top 100 customers purchased more than 1 service vs. 61 last year



($/M)
Base Revenue (1)
120
110
100
90
80
104.9
117.6
Q1 2013
Q1 2014



($/M)
Operating Loss
0
-1
-2
-3
(2.8)
(1.0)
Q1 2013
Q1 2014



($/M)
Adjusted EBITDA (2)
12
8
4
0
8.1
10.3
Q1 2013
Q1 2014

(1) Base revenue excludes fuel surcharge revenue.
(2) See Appendix for calculation of Adjusted EBITDA.

Q1 Trucking Operating Metrics

- Most severe winter weather in memory
- Asset utilization materially hindered, but still improved year-over-year
- Driver retention and recruiting significantly disrupted
- Continued to improve rate and length of haul

	Q1 2013	Q1 2014	Variance
Total Miles (000s)	54,618	53,613	(1.8%)
Weekly Miles Per Seated Truck	2,008	2,023	0.7%
No. of Seated Trucks	2,116	2,061	(2.6%)
Trucks Unseated (%)	4.1%	8.0%	(390bp)
Annualized Driver Turnover (%)	101.6	108.2	(660bp)
Rate Per Loaded Mile ($)	1.642	1.694	3.2%
Average Length of Haul (miles)	589	623	5.8%
Weekly Revenue Per Seated Truck ($)	2,933	3,027	3.2%

Q1 Trucking Results

- Base revenue growth, albeit modest, on improved utilization and pricing
- Severe weather conditions pressured operating costs
- Trucking OR of 107.6% versus 105.0% last year
  - Estimated weather-related impact of $2.5 million
- Fuel economy initiatives bearing fruit
  - Led by 2.5% mpg improvement
- Turnaround plan largely back on track in Q2



($/M)
Base Revenue (1)
85
80
75
70
65
60
79.8
80.2
Q1 2013
Q1 2014



($/M)
Operating Loss
5
0
-5
-10
(4.0)
(6.1)
Q1 2013
Q1 2014

(1) Base revenue excludes fuel surcharge revenue

Q1 SCS Highlights

- SCS represents nearly one-third of consolidated business
  - Not impacted negatively by weather during Q1
- Q1 performance demonstrates effectiveness of integrated product model
- Base revenue grew 49.1%
- Operating income grew more than 4-fold
  - Gross margin increased 350 bps to 17.6%
  - Improved employee productivity
  - Operating margin improved 900 bps to 13.6%
- Industry-leading performance


($/M)
Base Revenue (1)
40
35
30
25
20
15
10
25.1
37.4
Q1 2013
Q1 2014


($/M)
Operating Income
6
5
4
3
2
1
0
1.1
5.1
Q1 2013
Q1 2014

(1) Base revenue excludes fuel surcharge revenue

Balance Sheet and Liquidity

($/MM)	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Total Debt	124.5	128.9	140.9	145.9	145.3
Total Capitalization	220.5	227.8	244.5	249.9	250.6
Debt to Adj. EBITDA (1)	2.8x	3.0x	3.7x	5.1x	5.4x
Cash Flow from Operations	5.7	9.2	7.9	15.6	3.2

- Paid down $4.4 million of debt
- 3rd consecutive quarter of debt reduction, totaling $21.5 million since June 2013
- Cash flow from operations grew 81.5% year-over-year

(1) See Appendix for calculation of Adjusted EBITDA..

Outlook

2014 Goals

- Positive consolidated operating income
- Positive Trucking operating income
- Continued operational improvements
- Continued market share gains
- Full year debt reduction
- Positive EPS for 2014

Headwinds

- Difficult Q1
- High unseated truck count

Tailwinds

- Favorable Trucking pricing environment
- Continued strong SCS performance

Continued Focus on 14 High-leverage Activities

USA TRUCK

Progressing Turnaround Plan

Implementing 14 high-leverage activities to achieve strategic objectives:

- ★ Operational execution
- ★ Profitable revenue growth
- ★ Cost effectiveness

Earnings Levers

- Drive revenue growth
  - Increase asset utilization
  - Improved driver retention
- Reduce insurance & claims expense
- Increase fleet fuel economy
- Reduce maintenance operating expenses

Drive Earnings Leverage on Existing Asset Base

Appendix
Adjusted Net Loss Reconciliation

Unaudited
($/000s)

	Three Months Ended March 31,	
	2014	2013
Other expenses, net	**$ (1,140)**	$ (783)
Legal and related defense costs	**365**	--
Adjusted other expenses, net	**(775)**	(783)
Pretax loss	**(2,183)**	(3,610)
Legal and related defense costs adjustment	**365**	--
Adjusted pretax loss	**(1,818)**	(3,610)
Income tax benefit	**(594)**	(1,136)
Tax effect adjustment	**140**	--
Adjusted income tax benefit	**(454)**	(1,136)
Net loss	**(1,589)**	(2,474)
Legal and related defense costs adjustment, net of tax	**225**	--
Adjusted net loss	**$ (1,364)**	$ (2,474)
Loss per share	**$ (0.15)**	$ (0.24)
Per share effect of adjustment	**0.02**	--
Adjusted loss per share	**$ (0.13)**	$ (0.24)

USA TRUCK

Appendix
Adjusted EBITDA Reconciliation

Unaudited
($/000s)

	3/31/2012	6/30/2012	9/30/2012	12/31/12	3/31/2013	6/30/2013	9/30/2013	12/30/2013	3/31/2014
NET (LOSS) INCOME	(4,873)	(3,486)	(6,072)	(3,240)	(2,474)	(1,398)	(603)	(4,636)	(1,589)
Add:									
Interest, net	986	1,024	1,034	1,002	837	927	968	910	711
Income tax expense (benefit)	(2,674)	(1,818)	(3,455)	(1,642)	(1,136)	(448)	42	(2,446)	(594)
Depreciation and amortization	11,157	11,178	11,237	11,487	10,915	10,852	11,633	11,547	11,455
EBITDA	4,596	6,897	2,744	7,607	8,142	9,934	12,041	5,375	9,983
Add:									
Long-term claims liability reserve adjustment, pretax								5,970	
Legal and related defense costs, pretax								1,480	365
Adjusted EBITDA	4,596	6,897	2,744	7,607	8,142	9,934	12,041	12,825	10,348